Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Applica’s Continued Listing Plan
Accepted by New York Stock Exchange
     Miramar, Florida (November 22, 2005) — Applica Incorporated (NYSE: APN) today announced that the New York Stock Exchange has notified the Company that it has accepted Applica’s proposed plan for continued listing on the NYSE.
     As a result of the acceptance, Applica’s common stock will continue to be listed on the NYSE pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the plan. Applica previously announced that the NYSE notified it that it was considered “below criteria” because its total average market capitalization over a consecutive 30-day trading period and its shareholders’ equity were each less than $75 million.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.